PACIFIC GATEWAY PROPERTIES, INC.
                            STOCKHOLDERS' AGREEMENT
                             AND IRREVOCABLE PROXY


THIS STOCKHOLDERS' AGREEMENT AND IRREVOCABLE PROXY (the "Agreement") is entered into as of September 21, 1998, by and among Pacific Gateway Properties, Inc., a New York corporation (the "Company"), GEM Value/PGP, LLC ("GEM"), and Richard Osborne Trust, Turkey Vulture Fund XIII, Ltd. and Liberty Self Stor, Ltd. (collectively, with each of their respective Affiliates, the "Principal Stockholders").
                                    RECITALS

         WHEREAS, the Company is issuing shares of its Series 1 Preferred Stock to GEM pursuant to the terms and conditions of that certain Series 1 Preferred Stock Purchase Agreement, dated as of even date herewith, between the Company and GEM (the "Purchase Agreement") and it is a condition to the closing of the transactions contemplated by the Purchase Agreement that the Company, GEM and the Principal Stockholders enter into this Agreement;

         WHEREAS, the parties hereto wish to provide for certain Tag-Along Rights with respect to the transfer and disposition of their Shares (as hereinafter defined); and

         WHEREAS, the parties hereto wish to provide for certain voting arrangements with respect to a Change in Control Transaction (as hereinafter defined).

                                  AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement, the parties hereby mutually agree as follows:

         1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" shall mean, with respect to any person or entity, another person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such person or entity.

         "Beneficial Owner" and "Beneficially Own" shall have the meanings contemplated by Rule 13d-3 under the Exchange Act.

         "Certificate" shall mean the Certificate of Incorporation of the Company, as amended and/or restated from time to time.






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         "Change of Control Transaction" shall mean a sale of a majority of the outstanding voting stock of the Company, a merger or consolidation in which the Beneficial Owners of the outstanding voting stock of the Company before the transaction do not Beneficially Own a majority of the outstanding voting stock of the combined entity, a sale of all or substantially all the assets of the Company or a reorganization in which a third party will acquire a majority of the voting power of the Company.

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "Common Stock" shall mean the Company's voting Common Stock.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Exempt Transfers" shall mean (i) Transfers by an individual stockholder by gift to his or her spouse or to the siblings, lineal descendants, or ancestors of such individual or his or her spouse or to any trust, partnership, limited liability company or other entity of which such person or persons are beneficiaries, if, in the case of a Transfer to such an entity, the Transferor retains voting rights with respect to the shares being Transferred and Transfers by any such entity to its beneficiaries; (ii) Transfers upon death of an individual stockholder to his or her heirs, executors, administrators, testamentary trustees, legatees or beneficiaries;
(iii) Transfers in the form of a bona fide pledge or hypothecation to a third party, unaffiliated institutional lender, and (iv) Transfers by and among Affiliates of the Principal Stockholders; provided that each such transferee shall become a "Principal Stockholder" subject to the terms and conditions of this Agreement.

         "Majority Stockholders" shall mean the holders of more than 50% of the outstanding voting securities of the Company.

         "Preferred Stock" shall mean any shares of the Company's Preferred Stock that may be outstanding from time to time.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Series 1 Preferred Stock" shall mean shares of the Company's Series 1 Preferred Stock purchased by GEM pursuant to the Purchase Agreement and any securities issued in respect thereof as a result of the reincorporation of the Company in Maryland.

         "Shares" shall mean shares of Preferred Stock and Common Stock of the Company.

         "Transfer" shall mean a sale, assignment, encumbrance, gift, pledge, hypothecation or other disposition of (i) Shares or any interest therein, or
(ii) a controlling interest in a Principal Stockholder.

         2.  Tag-Along Rights.

         2.1 The Tag-Along Rights Notice. If one or more Principal Stockholders negotiates or receives and elects to accept one or more bona fide offers to purchase in the aggregate (on a cumulative basis) Common Stock in excess of 200,000 shares (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, combination of shares, reclassification of shares and the like) of Common Stock (a "Purchase Offer"), each such Principal Stockholder shall promptly notify in writing GEM and the Company of the terms and conditions of such Purchase Offer and the number of shares proposed for sale pursuant to the Purchase Offer (the "Tag-Along Rights Notice").


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         2.2   The Rights.  GEM shall have the right, exercisable upon
written notice to the Principal Stockholders within 10 days after the date of receipt of the Tag-Along Rights Notice, to participate in accordance with the terms and conditions set forth below in the Principal Stockholders' sale of Common Stock in excess of 200,000 shares (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, combination of shares, reclassification of shares and the like) pursuant to the specified terms and conditions of such Purchase Offer. To the extent GEM exercises such right of participation, the number of shares of Common Stock that the Principal Stockholders may sell pursuant to such Purchase Offer shall be ratably reduced in the manner described below. The right of participation of GEM shall be subject to the following terms and conditions:

         (a) GEM may sell all or any part of that number of shares of Common Stock owned by it (assuming full conversion of its Series 1 Preferred Stock at the applicable conversion rate) that is not in excess of the product obtained by multiplying (i) the number of shares of Common Stock owned by GEM
(assuming full conversion of its Series 1 Preferred Stock at the applicable conversion rate) by (ii) a fraction, the numerator of which is the number of shares of Common Stock covered by the Purchase Offer, and the denominator of which is the total number of shares of Common Stock of the Company Beneficially Owned by such Principal Stockholders. For purposes of making this computation, any options or warrants then outstanding shall be included. For purposes of the foregoing calculation, convertible securities outstanding shall be deemed to have been converted into the number of shares of Common Stock into which they are then convertible in accordance with the provisions of the respective governing instruments.

         (b) GEM may effect its participation in the sale by delivering to the Principal Stockholders, with a copy to the Company, within the 10-day period specified under Section 2.2 above, for transfer to the maker(s) of the Purchase Offer, one or more certificates, properly endorsed for transfer, which shall be accompanied by a written election to participate in the sale with respect to a specified number of shares of Common Stock (the "Election Number") and such certificate shall represent at least the Election Number of shares of Common Stock.

         2.3 Procedures. The stock certificate or certificates that GEM delivers pursuant to Section 2.2(b) above shall be transferred by the Company to the maker(s) of the Purchase Offer in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Tag-Along Rights Notice to GEM, and the Company shall promptly thereafter remit to GEM that portion of the sale proceeds to which it is entitled by reason of its participation in such sale and any stock certificate representing any remaining shares not sold in such sale.

         2.4 Future Rights. The exercise or non-exercise of the rights of GEM to participate in one or more sales of Common Stock made by the Principal Stockholders shall not adversely affect the rights of GEM to participate in subsequent Common Stock sales by the Principal Stockholders pursuant to this
Section 2.

         2.5 Limits and Termination. The provisions of this Section 2 shall not pertain or apply to: (a) Exempt Transfers by the Principal
Stockholders; or (b) sales in connection with a qualified public offering pursuant to a registration statement under the Securities Act.

         3.  Voting Agreement and Irrevocable Proxy.


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         3.1  Voting Agreement.  In the event that a Change of Control
Transaction is submitted to the stockholders of the Company for their approval prior to the reincorporation of the Company in Maryland, to the extent that, pursuant to Section 903 of the New York Business Corporation Law, holders of Series 1 Preferred Stock are entitled to vote as a separate class (the "Series 1 Class Vote") with respect to such a Change of Control Transaction, GEM hereby agrees to exercise its Series 1 Class Vote, with respect to each share of Series 1 Preferred Stock then held by GEM or its Affiliates, in accordance with the vote of the Majority Stockholders. Notwithstanding the foregoing, with respect to a change of Control Transaction and all other matters properly submitted to the stockholders, GEM shall be entitled to vote, together with the holders of Common Stock, one vote for each share of Common Stock into which such Series 1 Preferred Stock could then be converted (the "Common Vote"). As a result of the provisions contained in this Section 3.1: (i) any Change of Control Transaction that is approved by the Majority Stockholders, taking into account GEM's Common Vote, will be approved by the Series 1 Class Vote, and (ii) any Change of Control Transaction that is not approved by the Majority Stockholders, taking into account GEM's Common Vote, will not be approved by the Series 1 Class Vote.

         3.2 Irrevocable Proxy. In order to implement the provisions of
Section 3.1, GEM has agreed to grant to the Principal Stockholders an irrevocable proxy to vote or to execute and deliver written consents in respect of the Series 1 Class Vote for all shares of Series 1 Preferred now owned or hereafter registered in his or her name in connection with the approval of such a Change of Control Transaction. In furtherance of the above, by execution of this Agreement, GEM agrees to, and hereby grants to the Principal Stockholders an irrevocable proxy pursuant to the provisions of
Section 609 of the New York Business Corporation Law to vote, or to execute and deliver written consents or otherwise act with respect to, the Series 1 Class Vote for all shares of Series 1 Preferred Stock of the Company now owned or hereafter acquired as fully, to the same extent and with the same effect as GEM might or could do under any applicable laws or regulations governing the rights and powers of a New York corporation in connection with the approval of a Change of Control Transaction. GEM affirms that this proxy is given as a condition of this Agreement and the other agreements between the parties hereto and as such is coupled with an interest and is irrevocable. This proxy shall remain in full force and effect and be enforceable against any donee, transferee or assignee of the shares of Series 1 Preferred Stock. This proxy shall remain in full force and effect throughout the term of this Agreement for as long as the Company remains a New York corporation. It is understood that this proxy relates solely to the Series 1 Class Vote in respect of a Change of Control Transaction, in accordance with Section 3.1, and does not constitute the grant of any rights to vote as to any other matters.

         4.  Miscellaneous

         4.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflicts of laws provisions.

         4.2 Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.



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


         4.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto, including, without limitation, any transferees of the Shares other than transferees who have received such shares pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the "Act") or in compliance with Rule 144 promulgated under the Act. GEM may assign this Agreement with respect to the transfer of up to 100,000 Shares (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, combination of shares, reclassification of shares and the like) to any entity controlled by GEM Value Partners, LLC or to up to two (2) limited partners or investors in GEM Value Fund L.P., provided that such assignment will be effective only upon written acceptance by the assignee of the terms of this Agreement and provided, further that no such assignment shall relieve GEM from any obligations hereunder or limit GEM's rights and obligations hereunder with respect to any Shares retained by GEM. GEM may assign this Agreement to additional limited partners or investors of GEM upon prior written consent of the Principal Stockholders and the Company, which consent shall not be unreasonably withheld provided that such assignment will be effective only upon written acceptance by the assignee of the terms of this Agreement and provided, further that no such assignment shall relieve GEM from any obligations hereunder or limit GEM's rights and obligations hereunder with respect to any Shares retained by GEM.

         4.4 Entire Agreement. This Agreement and each of the agreements entered into in connection herewith, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersede all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

         4.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, or otherwise delivered by hand, messenger or facsimile transmission, addressed to each party at the address listed on the signature pages hereto, or at such other address as such party or its transferee shall have furnished to each of the other parties in writing. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given when delivered, if delivered by hand or by messenger (or overnight courier), 24 hours after confirmed receipt if sent by facsimile transmission or at the earlier of its receipt or on the fifth day after mailing as aforesaid.

         4.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the Company under this agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.


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




         4.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         4.8 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         4.9 Amendments. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived, with and only with an agreement or consent in writing signed by the Company and by the holders of at least a majority of the Shares.

         4.10 Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the exclusive jurisdiction of the courts of the State of California and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

         4.11 Termination. The provisions of this Agreement shall terminate upon the earlier of (a) the closing of a Change of Control Transaction or (b) GEM, any Affiliate of GEM and any limited partner or investor of GEM Value Fund, L.P. ceasing to collectively Beneficially Own at least 60,000 shares (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, combination of shares, reclassification of shares and the like) of the Series 1 Preferred Stock (together with any Common Stock issuable upon conversion thereof).

         4.12 No Personal Liability. Nothing in this Agreement shall be deemed to impose any personal liability on the part of any officer, director, shareholder, partner, member, manager or employee of GEM, the Principal Stockholders (except for any obligation to comply with the tag along rights under Section 2 above) or the Company.


                                        * * * *


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



         IN WITNESS WHEREOF, the foregoing Stockholders' Agreement and Irrevocable Proxy is hereby executed as of the date first above written.


                             PACIFIC GATEWAY PROPERTIES, INC.



                             By:    /s/ Raymond V. Marino
                                    -------------------------
                                      Raymond V. Marino
                                      President and Chief Executive Officer

                             Address: 930 Montgomery Street, Suite 400
                                      San Francisco, California  94133



                             GEM VALUE/PGP LLC

                             By:      GEM Value Partners, L.L.C.,
                                      Its Managing Member



                                      By: /s/ Michael A. Elrad
                                          -------------------------
                                         Name: Michael A. Elrad
                                         Title: Executive Vice President


                             Address: 900 North Michigan Avenue, Suite 1900 Chicago, Illinois 60611-1575


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




                                  PRINCIPAL STOCKHOLDERS:

                                  TURKEY VULTURE FUND XIII, LTD.


                                  By: /s/ Richard M. Osborne
                                      ----------------------------
                                         Richard M. Osborne, Manager

                                  Address: _________________________________
                                  __________________________________________
                                  __________________________________________


                                  RICHARD M. OSBORNE TRUST


                                  By: /s/ Richard M. Osborne
                                      ----------------------------
                                         Richard M. Osborne, Trustee

                                  Address: _________________________________
                                  __________________________________________
                                  __________________________________________


                                  LIBERTY SELF STOR, LTD.


                                  By: /s/ Richard M. Osborne
                                      ----------------------------
                                         Richard M. Osborne, Managing Member

                                   Address: _________________________________
                                  __________________________________________
                                  __________________________________________



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